EXHIBIT INDEX

EXHIBIT A:
  Attachment to item 77B:
  Accountants report on internal control

EXHIBIT B:
  Attachment to item 77O
  Transactions effected pursuant to Rule 10f-3
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EXHIBIT A:
Report of Independent Auditors

To the Board of Managers of
Sawgrass Fund, L.L.C.

In planning and performing our audit of the financial statements of Sawgrass Fund, L.L.C. (the "Company") for the period ended December 31, 2001, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the Company is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projections of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of December 31, 2001.

This report is intended solely for the information and use of management and the Board of Managers of Sawgrass Fund, L.L.C. and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

ERNST & YOUNG LLP
New York, New York
February 8, 2002




EXHIBIT B:
RULE 10f-3 REPORT

A.	INFORMATION REGARDING THE OFFERING AND TRANSACTION
Date of Purchase:	December 14, 2001
Underwriter Purchased From:	Paine Webber
Name of Issuer/Issue:	Bruker AXS, Inc.
Principal Amount of Offering:	9,000,000 Shares
Price/Spread:	$6.50/$0.455
Amount Purchased by the Fund:	96,200 Shares
B.	COMPLIANCE CHECKLIST
Indicate whether the following conditions were met in connection with the purchase of the security described in Section A above:
1.  ___X___	Securities are (i) part of an issue registered under the
Securities Act of 1933 that is being offered to the public, (ii)
Eligible Municipal Securities,  (iii) sold in an Eligible Foreign
Offering, or (iv) sold in an Eligible Rule 144A Offering.
2.  ___X___	The purchase for the Fund was made prior to the end of the
first full business day on which any sales are made, and, if the securities are offered for subscription upon exercise of rights, on or before the fourth day preceding the day on which the rights offering terminates.
3.  ___X___	The underwriting was a firm commitment underwriting.
4.  ___X___	The commission, spread or profit received or to be received
by the principal underwriters was fair and reasonable as compared to the commission, spread or profit received by other principal underwriters in connection with underwritings of similar
securities during a comparable period of time.
5.  ___X___	Except for Eligible Municipal Securities, the issuer has
been in continuous operation for not less than 3 years, including the operations of any predecessors.
6.  ___X___	The amount of securities of any class purchased by the Fund, alone or together within one or more investment companies to which the Adviser serves as investment adviser, (i) for all
offerings other than Eligible Rule 144A Offerings, does not
exceed 25% of the principal amount of the offering of such class, and (ii) for Eligible Rule 144A Offerings, does not exceed 25% of the total principal amount of the offering of such class sold to qualified institutional buyers, plus the principal amount of the offering in any concurrent public offering.
7.  ___X___	The securities were not purchased directly or indirectly
from: (a) an officer, director, Manager, investment adviser or employee of the Fund or (b) a person of which any of the persons noted in (a) is an affiliated person.
8.  ___X___	If securities were purchased from a syndicate manager, the
purchase was not part of a group sale or otherwise allocated to the account of any of the persons specified in 7 above.

FUND NAME:  Sawgrass Fund, L.L.C.

Name
Signature
Date: December 17, 2001
Title

  	Eligible Municipal Securities means "municipal securities," as defined in Section 3(a)(29) of the Exchange Act, that have received an investment grade rating from at least one NRSRO; provided, that if the issuer of the municipal securities, or the entity supplying the revenues or other payments from which the issue is to be paid, has been in continuous operation for less than three years, including the operation of any predecessors, the securities shall have received one of the three highest ratings from an NRSRO.